Exhibit 99.1

AMENDMENT TO
AMENDED AND RESTATED SHARE REPURCHASE PROGRAM

American Finance Trust, Inc.

WHEREAS, American Finance Trust, Inc. (the “Company”) maintains the Amended and Restated Share Repurchase Program (the “SRP”) effective as of February 28, 2016 (the “Effective Date”);

WHEREAS, pursuant to Section 4(a) of the SRP, the Company may at any time amend the SRP, with effect on the day following the public announcement of the amendment; and

WHEREAS, the Company desires to amend the SRP as set forth herein;

NOW, THEREFORE, pursuant to Section 4(a) of the SRP, effective as of the day following the Company’s filing with the SEC of a Current Report on Form 8-K announcing this amendment (or includes similar disclosure in a periodic report), Section 1 of the SRP is hereby amended to add the following subsection (h):
(h)    For purposes of this SRP, Shares received from the Company in exchange for shares of American Realty Capital – Retail Centers of America, Inc. (“RCA”) will be deemed to have been acquired from the Company on the date that the holder acquired the shares of RCA, provided the holder of RCA shares purchased the RCA shares from RCA or received their Shares from RCA (directly or indirectly) through one or more non-cash transactions and any holding period under the SRP shall be deemed to include the period that shares of RCA were held by the holder.